Exhibit 4.5

EXECUTION COPY

MSG WC HOLDINGS CORP.

STOCKHOLDERS AGREEMENT

                    THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of August 1, 2006 by and among (i) MSG WC Holdings Corp., a Delaware corporation (the “Company”), (ii) Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS X”), (iii) WCAS Capital Partners IV, L.P., a Delaware limited partnership (“CP IV”), (iv) WCAS Management Corporation, a Delaware corporation (“WCAS Management Corporation”), (v) de Nicola Holdings, L.P. (together with WCAS X, CP IV and WCAS Management Corporation, the “WCAS Investors”), (vi) the Persons set forth on Schedule Aattached hereto as Co-Investors (the “Co-Investors”), (vii) the Persons set forth on Schedule A attached hereto as Management Stockholders (the “Management Stockholders” and together with the WCAS Investors and the Co-Investors, the “Initial Stockholders”), and (viii) each holder of Acquired Securities after the date hereof (individually, an “Additional Stockholder” and collectively the “Additional Stockholders”, together with the Initial Stockholders, the “Stockholders”, and each individually, a “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 1 hereof.

                    WHEREAS, the WCAS Investors, the Co-Investors and certain Management Stockholders shall purchase or acquire shares of Common Stock pursuant to a stock purchase agreement between such purchasers and the Company dated as of the date hereof (as such agreement may be amended or otherwise modified from time to time, the “Purchase Agreement”) and the Company has granted options to purchase shares of Common Stock to certain Management Stockholders pursuant to option agreements dated as of the date hereof (the “Option Agreements”); and

                    WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred. The execution and delivery of this Agreement is a condition to each purchaser’s purchase of the Common Stock pursuant to the Purchase Agreement.

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                    1. Definitions.

                    “Acquired Securities” has the meaning set forth in Section 13.

                    “Additional Stockholder” has the meaning set forth in the preamble.

                    “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession,

directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise (provided that the Company or any of its Subsidiaries shall not be deemed an Affiliate of any Stockholder).

                    “Agreement” has the meaning set forth in the preamble.

                    “Approved Sale” has the meaning set forth in Section 9.

                    “Attorney-In-Fact” has the meaning set forth in Section 3.

                    “Board” has the meaning set forth in the preamble.

                    “Co-Investors” has the meaning set forth in the preamble.

                    “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

                    “Company” has the meaning set forth in the preamble.

                    ‘‘Electing Offeree” has the meaning set forth in Section 5(a)(ii).

                    “Election Notice” has the meaning set forth in Section 5(a)(ii).

                    “Election Period” has the meaning set forth in Section 5(a)(ii).

                    “Equity Securities” of a Person means, as applicable, (i) any capital stock, membership interests or other share capital of such Person, (ii) any securities of such Person, directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

                    “Exempt Transfer” means any Transfer pursuant to a Public Sale.

                    “Family Group” means, with respect to any natural person, such person’s spouse, ancestors and descendants (whether natural or adopted) and any trust or other entity (including a partnership or limited liability company) solely for the benefit of such person and/or such person’s spouse, their respective ancestors and/or descendants.

                    “First Refusal Notice” has the meaning set forth in Section 5(a)(i).

                     “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) does not own in excess of five percent (5%) of the Common Stock on a fully-diluted basis (any Person owning in excess of five percent (5%) of the Common Stock on a fully-diluted basis being referred to herein as a “5% Owner”), (ii) is not an Affiliate of any such 5% Owner or any WCAS Investor, and (iii) is not a member of the Family Group of any such 5% Owner.

                    “Initial Public Offering” means an initial public offering of shares of Common Stock registered under the Securities Act.

                    “Initial Stockholders” has the meaning set forth in the preamble.

                    “Management Services Agreement” means the Management Services Agreement, dated as of the date hereof, by and among the Company, Mobile Services Group, Inc. and WCAS Management Corporation, as such agreement may be amended or otherwise modified from time to time.

                    “Management Stockholders” has the meaning set forth in the preamble.

                    “Maximum Amount” has the meaning set forth in Section 11.

                    “Merger Agreement” means the Agreement and Plan of Merger, dated as of May 24, 2006, by and among the Company, MSG WC Acquisition Corp., Mobile Services Group and Windward Capital Management, LLC (as stockholder representative), as such agreement may be amended or otherwise modified from time to time.

                    “Mobile Services Group” means Mobile Services Group, Inc., a Delaware corporation.

                    “Mobile Storage Group” means Mobile Storage Group, Inc., a Delaware corporation.

                    “MSG WC Intermediary” means MSG WC Intermediary Co., a Delaware corporation.

                    “Offered Securities” has the meaning set forth in Section 10(a).

                     “Offerees” has the meaning set forth in Section 5(a)(i).

                    “Option Agreements” has the meaning set forth in the recitals.

                     “Option Period” has the meaning set forth in Section 11.

                    “Other Stockholders” has the meaning set forth in Section 5(b).

                    “Permitted Issuance” means any issuance of Equity Securities (i) to any director, prospective director, employee, prospective employee or consultant of or to the Company or any of its Subsidiaries pursuant to the Company’s 2006 Stock Option Plan, any other equity incentive plan approved by the Board or any benefit plan approved by the Board not made for the purpose of raising capital, (ii) as a stock dividend or other pro rata distribution or upon any subdivision, split or combination of outstanding Stockholder Shares, (iii) pursuant to an Initial Public Offering, (iv) issued as consideration in any merger, acquisition or joint venture with another business enterprise approved by the Board and the WCAS Majority Holders, not made for the purpose of raising capital, (v) by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, (vi) to any debt financing source of the Company (so long as such source is not an Affiliate of the Company (excluding CP IV and any of its Affiliates, but including WCAS X) or holder of ten percent (10%) or more of any class of Equity Securities of the Company and such debt financing is approved by the Board), in connection with a so-called “equity-kicker,” and (vii) upon conversion, exchange or redemption of any outstanding convertible or exchangeable securities issued in accordance with the terms of this Agreement and the terms of such securities.

                    “Permitted Transferee” has the meaning set forth in Section 5(c).

                    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                    “PR Notice” has the meaning set forth in Section 10(a).

                    “Public Sale” means any sale of Stockholder Shares to the public pursuant to an effective registration statement or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 (if such rule is available) adopted under the Securities Act (or any other similar rule or rules then in effect); provided, that a Public Sale shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

                    “Purchase Agreement” has the meaning set forth in the recitals.

                    “Purchasing Holder” has the meaning set forth in Section 10(e).

                    “Sale Notice” has the meaning set forth in Section 5(b).

                    “Sale of the Company” means the sale of the Company, including in one transaction or a series of related transactions, to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) Equity Securities of the Company representing more than 50% of the voting power of all outstanding voting equity interests (whether by way of merger or consolidation or otherwise), together with the loss by

WCAS X and its Affiliates, collectively, to elect a majority of the Board, or (ii) all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis.

                    “SEC” means the Securities and Exchange Commission.

                    “Securities Act” means the Securities Act of 1933, as amended from time to time.

                    “Selling Investor Stockholder” has the meaning set forth in Section 5(b).

                    “Stockholder Shares” means (i) any Common Stock issued to or acquired by the Stockholders on or after the date hereof and (ii) any Equity Securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale. For purposes of this Agreement, except as otherwise set forth herein, a Person will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire directly or indirectly such Stockholder Shares (upon conversion or exercise (without duplication) in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

                    “Stockholders” has the meaning set forth in the preamble.

                    “Sub Board” has the meaning set forth in Section 2(a).

                    “Sub Debt” means the indebtedness under the Note Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers party thereto, as such agreement may be amended or otherwise modified from time to time.

                    “Subject Shares” has the meaning set forth in Section 5(a)(i).

                    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

                    “Transaction Documents” means (i) this Agreement, (ii) the Merger Agreement, (iii) the Management Services Agreement, (iv) the Registration Agreement, dated as of the date hereof, between the Company and the Stockholders, (v) the Purchase Agreement, (vi) the Amended and Restated Certificate of Incorporation of the Company, (vii) the Employment Agreements, dated as of the date hereof, between the Company and certain Management Stockholders, and (viii) the Option Agreements.

                    “Transfer” has the meaning set forth in Section 5.

                    “Transferring Stockholder” has the meaning set forth in Section 5(a)(i).

                    “WCAS Directors” has the meaning set forth in Section 2(a).

                    “WCAS Investors” has the meaning set forth in the preamble.

                    “WCAS Majority Holders” means a Stockholder or Stockholders which holds or hold, as the case may be, a majority of the WCAS Shares.

                    “WCAS Purchase Right” has the meaning set forth in Section 11.

                    “WCAS Shares” means any of the Stockholder Shares held by the WCAS Investors or any of their Affiliates, and any other Person to whom such shares are transferred.

                    “WCAS X” has the meaning set forth in the preamble.

                    “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                    2. Board of Directors.

                    (a) Until the provisions of this Section 2 cease to be effective, each Stockholder shall vote all of his, her or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and, to the extent permitted by applicable law, shall take all other necessary or desirable actions within his, her or its control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings, but which shall not include converting or exercising any securities or option convertible or exercisable for voting shares), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

                    (i) the Board, and the boards of directors of each of MSG WC Intermediary, Mobile Services Group, and Mobile Storage Group, shall be comprised of at least five (5) and up to nine (9) directors or such other maximum number, not less than five (5), determined by the WCAS Majority Holders from time to time;

(ii) the following individuals shall be elected to the Board:

(A) the then duly elected and acting chief executive officer of the Company, who initially shall be Douglas A. Waugaman;

(B) up to six (6) representatives designated by the WCAS Majority Holders, four (4) of whom initially shall be Anthony J. de Nicola, Ronald Valenta and James Robertson;

(C) one (1) representative designated by WCAS X who initially shall be Sanjay Swani; and

          (D) one (1) representative designated by CP IV who initially shall be Michael Donovan (such representative, and the representatives referred to in Sections 2(a)(ii)(B) and 2(a)(ii)(C), the “WCAS Directors”);

                    (iii) at all times, the board of directors of each of the Company’s Subsidiaries (a “Sub Board”), except for the Sub Board of LIKO Luxembourg International S.à.r.l., shall be comprised of (A) two (2) representatives designated by the WCAS Majority Holders, who shall initially be Sanjay Swani and Michael Donovan and (B) the Company’s CEO, who shall initially be Douglas A. Waugaman;

                    (iv) the Sub Board of LIKO Luxembourg International S.a.r.1. shall be comprised of (A) two (2) managers of Category A, who shall initially be Dominique Ransquin and Romain Thillens and (B) three (3) managers of Category B, who shall be comprised of (x) two (2) representatives designated by the WCAS Majority Holders, who shall initially be Sanjay Swani and Michael Donovan and (y) the Company’s Assistant Secretary, who shall initially be Christopher Wilson;

                    (v) any committees of the Board or a Sub Board shall be created only upon the approval of a majority of the members of the Board and the composition of each such committee shall, except as provided below, be proportionately equivalent to that of the Board; provided, that any such committee shall include at least one (1) WCAS Director, unless no such director is willing to serve on such committee;

                    (vi) any director other than the CEO shall be removed from the Board, a Sub Board or any committee thereof (with or without cause) at the written request of the stockholder or Stockholders who has or have, as the case may be, the right to designate such director hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote or consent of the relevant Stockholders); provided, that if any director elected pursuant to subparagraph (ii)(A) above ceases to be an employee of the Company and its Subsidiaries, he shall be removed as a director promptly after his employment ceases;

                    (vii) in the event that any representative designated hereunder ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the Stockholder or Stockholders who has or have, as the case may be, the right to designate the director who ceases to serve;

                    (viii) a quorum for a meeting of the Board, any Sub Board or committee of the Board or any Sub Board shall not exist unless at least one (1) WCAS Director is present in person or by proxy, and in the case of the Executive Committee, at least two (2) WCAS Directors;

(ix) the Board shall establish and at all times maintain a Compensation Committee and an Audit Committee composed of such directors as are designated by the Executive Committee; and

                    (x) the Board shall establish and at all times maintain an Executive Committee consisting of five (5) directors, composed of the then duly elected and acting chief executive officer of the Company (who shall initially be Douglas A. Waugaman), the director designated by WCAS X (who shall initially be Sanjay Swani), the director designated by CP IV (who shall initially be Michael Donovan) and two (2) directors designated by the WCAS Majority Holders (who shall initially be Anthony J. de Nicola and Jim Martell), and provided that the prior written approval of the Executive Committee will be required with respect to any action set forth on Exhibit A hereto proposed to be taken by the Company or any of its Subsidiaries.

                    (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof.

                    (c) In the event that any provision of the Company’s bylaws or certificate of incorporation is inconsistent with any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Company’s bylaws or certificate of incorporation to remedy such inconsistency.

                    (d) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2, such directorship shall remain vacant until such party exercises its right to designate a director hereunder.

                    3. Irrevocable Proxy. In order to secure each Stockholder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Sections 2 and 9 hereof, each Stockholder hereby appoints each of Sanjay Swani and Michael Donovan (each, an “Attorney-In-Fact”) as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to (i) vote all of his, her or its Stockholder Shares and other voting securities of the Company for the election and/or removal of directors and all such other matters as expressly provided for in Sections 2 and 9 and (ii) execute any documents in order to effect an Approved Sale (as defined below) as provided for in Section 9. Each Attorney-In-Fact may exercise the irrevocable proxy granted to him hereunder at any time any Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Stockholder pursuant to this Section 3 are coupled with an interest and are given to secure the performance of each Stockholder’s obligations under this Agreement. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Stockholder and the subsequent holders of his, her or its Stockholder Shares.

                    4. Representations and Warranties. Each Stockholder represents and warrants that (i) effective as of the date hereof such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on Schedule A attached hereto (assuming all options therefore have become fully vested), free and clear of all liens and encumbrances, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                    5. Restrictions on Transfer of Stockholder Shares. Subject to Section 6, no Management Stockholder or Co-Investor shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his, her or its Stockholder Shares (a “Transfer”) at any time without the prior written consent of the WCAS Majority Holders (such consent not to be unreasonably withheld in the event that a Management Stockholder intends to make a Transfer of Stockholder Shares in order to address an extreme, demonstrable and extraordinary financial need), except pursuant to the provisions of Section 5(c) (Permitted Transfers), or Section 9 (Sale of the Company) or pursuant to a Public Sale in connection with or following an Initial Public Offering. Each WCAS Investor may Transfer his or its Stockholder Shares, subject to Section 5(b). No Stockholder shall consummate any Transfer (other than in connection with a Public Sale as contemplated above) until 30 days after the later to occur of the delivery to the Company and the other Stockholders of such Stockholder’s (i) First Refusal Notice or (ii) Sale Notice (if any), unless the parties to the Transfer have been finally determined pursuant to this Section 5 prior to the expiration of such
30-day period.

                    (a) First Refusal Right.

                    (i) Subject to Sections 5(c) and 6, to the extent the WCAS Majority Holders consent to such Transfer, at least 30 days prior to any Transfer of any Stockholder Shares (other than an Exempt Transfer or a Transfer pursuant to a Sale of the Company) by a Management Stockholder or Co-Investor, the transferring Management Stockholder or Co-Investor (the “Transferring Stockholder”) shall deliver a written notice (a “First Refusal Notice”) to the holders of WCAS Shares and, in the case of a proposed Transfer by a Management Stockholder, to the Co-Investors. With respect to any such notice, (i) in the case of any proposed Transfer by a Co-Investor, the holders of WCAS Shares are collectively referred to as the “Offerees,” and (ii) in the case of any proposed Transfer by a Management Stockholder, the holders of WCAS Shares and the Co-Investors are collectively referred to as the “Offerees.” The First Refusal Notice shall disclose in reasonable detail the proposed number of Stockholder Shares to be transferred (such shares being herein referred to as the “Subject Shares”), the proposed terms and conditions of the Transfer and the identity of the proposed transferee(s). The Transferring Stockholder will not deliver a First Refusal Notice to the Offerees unless and until it has received a bon fide offer from the named proposed transferee(s) to effect the Transfer in question. The purchase price specified in any First Refusal Notice shall be payable solely in cash at the closing of the transaction or in installments over time.

                    (ii) After receipt of a First Refusal Notice, each Offeree may elect to purchase all or a portion of the Subject Shares specified in the First Refusal Notice at the price and on the terms specified therein, by delivering written notice of such election (the “Election Notice”) to the Transferring Stockholder within 20 days (the “Election Period”) after delivery of the First Refusal Notice (each such electing Offeree being referred to herein as an “Electing Offeree”). Such Election Notice shall constitute a firm offer to purchase the Subject Shares and shall remain open for a minimum of 90 days following the expiration of the Election Period. Each Offeree shall be entitled to purchase a number of Subject Shares equal to the product of (i) the quotient determined by dividing (A) the number of Stockholder Shares owned by such Offeree by (B) the aggregate number of Stockholder Shares owned by all Offerees (excluding for this purpose any Stockholder Shares of any Offeree underlying options or convertible securities that have not been exercised or converted), multiplied by (ii) the aggregate number of Subject Shares. In addition, each Electing Offeree that designated in its Election Notice that it desires to acquire Subject Shares that other Offerees declined to purchase shall be entitled to purchase an additional number of Subject Shares equal to the product of (i) the quotient determined by dividing (A) the number of Stockholder Shares owned by such Electing Offeree by (B) the aggregate number of Stockholder Shares owned by all Electing Offerees (excluding for this purpose any Stockholder Shares of any Electing Offeree underlying options or convertible securities that have not been exercised or converted), multiplied by (ii) the aggregate number of Subject Shares that other Offerees declined to purchase. Thereafter, any unallocated Subject Shares specified in the First Refusal Notice will be further allocated in a similar manner as may be necessary until all of the Subject Shares have been allocated; provided, that in any event, no Electing Offeree will be allocated more than the maximum number of Subject Shares that such Electing Offeree specified in its Election Notice.

                    (iii) If the Offerees, in the aggregate, have elected to purchase from the Transferring Stockholder all but not less than all of the Subject Shares, then the Transfer of such shares to the Offerees shall be consummated as soon as practical after the delivery of the Election Notice(s) to the Transferring Stockholder, but in any event within ten (10) days after the expiration of the Election Period. If the Electing Offerees have not elected to purchase all of the Subject Shares being offered, then the Transferring Stockholder may, within 90 days after the expiration of the Election Period, Transfer all of the Subject Shares to the proposed transferee(s) named in the First Refusal Notice at the price specified in the First Refusal Notice and on terms no more favorable to the proposed transferee(s) than those specified in the First Refusal Notice. If such Subject Shares are not so transferred within such 90-day period, than they shall be reoffered to the Offerees under this Section 5(a) prior to any subsequent Transfer (other than an Exempt Transfer or a Transfer pursuant to a Sale of the Company).

                    (b) Tag Along Rights. Subject to Sections 5(c) and 6, at least fifteen (15) business days prior to any Transfer (other than an Exempt Transfer) by any WCAS Investor (the “Selling Investor Stockholder”) of any Stockholder Shares, such Selling Investor Stockholder shall deliver a written notice (the “Sale Notice”) to the Company and each other Stockholder (the “Other Stockholders”), specifying in reasonable detail the identity of the prospective Transferee(s), the number and class of Stockholder Shares to be so Transferred and any other material terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to the Selling Investor Stockholder within ten (10) business days after delivery of the Sale Notice. If any Other Stockholder has elected to participate in such Transfer, each of the Selling Investor Stockholders and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing (A) the number of Stockholder Shares owned by such Stockholder (including any shares underlying vested employee stock options or securities convertible or exercisable for Stockholder Shares) by (B) the aggregate number of Stockholder Shares owned by the Selling Investor Stockholder and the Other Stockholders participating in such Transfer (including any shares underlying vested employee stock options or securities convertible or exercisable for Stockholder Shares), multiplied by (ii) the aggregate number of Stockholder Shares to be sold in the contemplated Transfer. Each Stockholder transferring Stockholder Shares pursuant to this Section 5(b) shall pay its pro rata share (based on the relative amounts of proceeds received as a result of such Transfer) of the expenses incurred by the Stockholders in connection with such Transfer.

                    (c) Permitted Transfers. The restrictions set forth in this Section 5 shall not apply with respect to any Transfer of Stockholder Shares by (i) any Stockholder (x) in the case of a Stockholder that is a natural person, to such Stockholder’s Family Group, including, without limitation, following such person’s death, by will or pursuant to applicable laws of descent and distribution or (y) in the case of any other Stockholder, (A) to its Affiliates and its and their respective directors, officers and employees and (B) if such Person is a partnership, corporation or a limited liability company, to its partners, stockholders or members pursuant to the terms and conditions of its partnership, corporate, limited liability company or other organizational documents, (ii) any Co-Investor that holds Sub Debt to any Person to whom such holder is transferring a pro rata portion of such debt held by such holder, based on the portion of the debt being transferred, or (iii) WCAS X or WCAS Management Corporation, up to an aggregate of $300,000 of Common Stock (based on the issuance price thereof pursuant to the Purchase Agreement) to Jim Martell (or an investment vehicle designated by Jim Martell), provided that such Transfer must be completed within nine (9) months of the date hereof. Prior to any proposed transferee’s acquisition of Stockholder Shares pursuant to a Transfer permitted by this Section 5(c), such proposed transferee must agree to take such Stockholder Shares subject to and fully bound by the terms of this Agreement applicable to such Stockholder Shares by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit B and delivering such executed joinder to the Secretary of the Company prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered to the Secretary of the Company as soon as reasonably possible after such Transfer). All transferees acquiring Stockholder Shares and executing a joinder in compliance with this Section 5(c) are collectively referred to herein as “Permitted Transferees”.

                    6. Termination of Restrictions. The restrictions set forth in Section 5 shall continue with respect to each Stockholder Share until the earlier of (i) the Transfer of such Stockholder Share in a Sale of the Company, or (ii) the consummation of an Initial Public Offering.

                    7. Legend.

                    (a) In addition to any legend required by any other document, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON AUGUST 1, 2006, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 1, 2006 AND AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER (THE “COMPANY”) AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                    (b) The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof. Upon the request of any Stockholder, the legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares. Upon the request of any Stockholder, the Company shall remove the Securities Act portion of the legend set forth above from the certificate or certificates for such Stockholder Shares; provided, that such Stockholder Shares are eligible (as reasonably determined by the Company) for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

                    (c) If requested by the Company, no Stockholder may Transfer any Stockholder Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel, reasonably acceptable in form and substance to the Company, that registration under the Securities Act is not required in connection with such Transfer. If such opinion of counsel further states that no subsequent Transfer of such Stockholder Shares will require registration under the Securities Act (including due to such Stockholder Shares being eligible for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act), the Company will promptly upon such Transfer deliver new certificates for such securities which do not bear the Securities Act portion of the legend set forth in Section 7(a).

                    8. Transfer. Prior to transferring any Stockholder Shares (other than in connection with a Public Sale or a Sale of the Company) to any Person, the transferring Stockholder shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement.

                    9. Sale of the Company.

                    (a) If the WCAS Majority Holders approve a Sale of the Company and deliver written notice to the holders of Stockholders Shares invoking the provisions of this Section 9 (any such sale, an “Approved Sale”), the holders of Stockholders Shares shall consent to, vote in favor of and raise no objections against the Approved Sale (or the process associated therewith).

                    (b) If the Approved Sale is structured as (i) a merger or consolidation, each holder of Stockholder Shares shall vote all of such holder’s Stockholder Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by the Board) and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock, each holder of Stockholder Shares shall agree to sell, and shall sell, all of such holder’s Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions so approved by the Board and the WCAS Majority Holders, or (iii) a sale of assets, each holder of Stockholder Shares shall vote all of such holders Stockholder Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by the Board).

                    (c) In furtherance of the foregoing, each holder of Stockholder Shares shall take, with respect to such holder’s Stockholder Shares, all necessary or desirable actions requested by the WCAS Majority Holders in connection with the consummation of the Approved Sale, including, without limitation, voting to approve such transaction and the execution of such agreements and such instruments and other actions reasonably necessary to provide customary representations, warranties, indemnities and escrow arrangements relating to such Approved Sale. Notwithstanding anything to the contrary contained in this Section 9, (i) each Co-Investor will only be required to make customary representations and warranties with respect to itself and its ownership of the Stockholder Shares, including due power and authority, enforceability, non- contravention and title to and ownership of the Stockholder Shares, and (ii) no Co-Investor shall be obligated to join in any indemnification obligation that provides for the joint and several liability of such Co-Investor. In no event shall any Stockholder be liable in respect of any indemnity obligations with respect to such holder and the Company and its Subsidiaries in general pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such holder in such Approved Sale. In addition, the obligations of each Stockholder with respect to the Approved Sale pursuant to Section 9 are subject to the satisfaction of the condition that each holder of Stockholder Shares will receive the same form and amount of consideration with respect to each Stockholder Share as each other holder receives with respect to such holder’s Stockholder Shares of the same class or series, subject to the terms of Management Agreement, the terms of this Agreement and customary reimbursement for expenses incurred, and each Management Stockholder is required to sell no more than the same proportion of the shares being sold by each of the Investor Stockholders. In connection with any Transfer pursuant to this Section 9, the Other Stockholders shall not be required to give any greater representations or warranties than those given by the WCAS Investors.

                    (d) If the Company or the WCAS Majority Holders enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Stockholder Shares that is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, shall at the request of the Company, appoint a “purchaser representative”(as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Stockholder Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Stockholder Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.

                    (e) Subject to subparagraph (d) above, each holder of Stockholder Shares shall bear its pro rata share (based upon the amount of consideration received or proposed to be received in the Approved Sale) of the costs of any Approved Sale to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Stockholders on their own behalf will not be considered costs of the Approved Sale; provided, that in any event the Company shall pay the attorney’s fees and expenses of one (1) counsel chosen by the WCAS Majority Holders in connection with the Approved Sale.

                    10. Subscription Rights.

                    (a) Except for any issuance of Equity Securities pursuant to a Permitted Issuance, if the Company authorizes the issuance or sale of any of its Equity Securities or any Equity Securities of any of its Subsidiaries (the “Offered Securities”) to any WCAS Investor, the Company shall promptly deliver to each other Stockholder a notice (the “PR Notice”) of its intention to sell or otherwise issue Equity Securities setting forth a description and the number of the Equity Securities and any other securities proposed to be issued and the proposed purchase price and terms of sale. If the Equity Securities are to be offered for property other than cash, the Board shall make a good faith determination of the fair market value of the property proposed to be received for such Equity Securities and such determination shall constitute the price at which such Equity Securities will be offered for purposes of the PR Notice and this Section 10. Upon receipt of the PR Notice, each Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the PR Notice, a portion of such Equity Securities equal to the product of (i) the quotient determined by dividing (1) the number of Stockholder Shares held by such Stockholder (including any shares underlying vested employee stock options or securities convertible or exercisable for Stockholder Shares) by (2) the aggregate number of Stockholder Shares then held by all Stockholders (including any shares underlying vested employee stock options or securities convertible or exercisable for Stockholder Shares) multiplied by (ii) the number of Offered Securities proposed to issued; provided, that notwithstanding anything contained herein to the contrary, if the Company is issuing Equity Securities together as a unit with the issuance of any debt securities of the Company or any of its Subsidiaries, then any Stockholder who elects to purchase such Equity Securities pursuant to this Section 10 must also purchase a corresponding proportion of such other debt securities, all at the proposed purchase price and on terms of sale as specified in the applicable PR Notice. The right of purchase provided to each Stockholder in this Section 10(a) shall not apply to the issuance of Common Stock to the WCAS Investors pursuant to the WCAS Purchase Right as contemplated by Section 11 herein.

                    (b) In order to exercise its purchase rights hereunder, a Stockholder must, within fifteen (15) business days after receipt of the PR Notice, deliver a written notice to the Company describing its election hereunder. If all of the Equity Securities offered to the Stockholders are not fully subscribed by such Stockholders, the remaining Equity Securities shall be reoffered by the Company to the Stockholders purchasing their full allotment upon the terms set forth in this Section 10, except that such Stockholders must exercise their purchase rights within five (5) business days after receipt of such reoffer.

                    (c) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such Equity Securities which the Stockholders have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those specified in the PR Notice. Any Equity Securities offered or sold by the Company after such 90-day period must be reoffered to the Stockholders pursuant to the terms of this Section 10.

                    (d) The rights of the Stockholders under this Section 10 shall terminate upon the consummation of an Initial Public Offering.

                    (e) Nothing in this Section 10 shall be deemed to prevent any WCAS Investor or their respective Affiliates from purchasing for cash any Equity Securities without first complying with the provisions of this Section 10; provided, that (i) in connection with such purchase the delay caused by compliance with the provisions of this Section 10 in connection with such investment would be likely to cause harm to the Company (or the applicable Subsidiary); (ii) the Company (or the applicable Subsidiary) gives prompt notice to the other holders of Stockholder Shares, which notice shall describe in reasonable detail the Equity Securities (and other securities, if any) being purchased by the Person making such purchase (for purposes of this Section 10, the “Purchasing Holder”) and the purchase price thereof and (iii) the Purchasing Holder and the Company (or the applicable Subsidiary) take all steps necessary to enable the holders of Stockholder Shares to effectively exercise their respective rights under this

Section 10 with respect to their purchase of a pro rata share of the Equity Securities (and other securities, if any) issued to the Purchasing Holder as promptly as reasonably practicable after such purchase by the Purchasing Holder on the terms specified in Section 10(a).

                    11. Certain Issuances of Additional Common Stock. In the event that the Board determines at any time or from time to time commencing with the Closing Date and ending on the first anniversary of the Closing Date (the “Option Period”) that the Company requires or intends to raise additional equity capital to fund (i) an acquisition of a business, line of business or assets or (ii) to support internally generated growth, the WCAS Investors will have the exclusive right and option (but not the obligation) to subscribe for and purchase, at the same price and upon the same terms contained in the Purchase Agreement, all or any portion of the first $25,000,000 in the aggregate (the “Maximum Amount”) of such additional Common Stock (the “WCAS Purchase Right”). If the Board makes such a determination and the WCAS Investors elect to exercise the WCAS Purchase Right, the Company agrees that it will sell and issue shares of Common Stock to the WCAS Investors at the same price and upon the same terms contained in the Purchase Agreement. In the event that the Board determines during the Option Period to pursue an acquisition or any undertaking to support internal growth as contemplated by this Section 11, the WCAS Investors will have the right to acquire any equity issued by the Company that relates to such determination (subject to the Maximum Amount), whether or not the issuance of such equity is consummated prior to the end of the Option Period.

                    12. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

                    13. Additional Parties; Joinder. Subject to Section5, the Company shall require any Person who acquires any shares of Common Stock (whether from another Stockholder or from the Company, including upon exercise or conversion of any Equity Securities) after the date hereof (the “Acquired Securities”) to become a party to this Agreement and to succeed to all of the rights and obligations of a “holder of Stockholder Shares” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto. Upon the execution and delivery of the joinder by such Person, such Person’s Acquired Securities shall be Stockholder Shares hereunder, and such Person shall be a “holder of Stockholder Shares” under this Agreement with respect to the Acquired Securities. Furthermore, to the extent such person (i) is an employee of the Company or any of its Subsidiaries, or acquires such Acquired Securities from a Management Stockholder, such Person shall be deemed to be a “Management Stockholder” hereunder, (ii) acquires such Acquired Securities from a Co-Investor, such Person shall be deemed to be a “Co-Investor” hereunder, or (iii) acquires such Acquired Securities from a WCAS Investor or its Transferees, such Person shall be deemed to be a “WCAS Investor” hereunder. Each Additional Stockholder shall be added by the Company to Schedule A attached hereto, and the Company shall amend and restate such Schedule A from time to time to reflect the addition of such Additional Stockholders; provided, that such amendment shall not be subject to Section 15 of this Agreement.

                    14. Termination. This Agreement (including, without limitation, Section 3 hereof) will automatically terminate and be of no further force or effect immediately after the consummation of an Approved Sale.

                    15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the holders of Stockholder Shares unless such modification, amendment or waiver is approved in writing by the Company and the WCAS Majority Holders; provided, that any such modification, amendment or waiver that materially and adversely affects any Stockholder or class of Stockholders in a manner that does not similarly affect all similarly situated Stockholders cannot be effected without the consent of such Stockholder or class of Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                    16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                    17. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                    18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares (and hold or have received Stockholder Shares in accordance with the terms hereof).

                    19. Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or electronic copy), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                    20. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                    21. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to each Stockholder at the addresses indicated on Schedule A, attached hereto and to the Company at the address indicated below:

To the Company:

MSG WC Holdings Corp.
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, NY 10022
Facsimile:	(212) 893-9575
Attention:	Sanjay Swani
Jonathan M. Rather
and

MSG WC Holdings Corp.
c/o Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Suite 101
Burbank, CA 91504
Facsimile:	(818) 253-3154
Attention:	Douglas A. Waugaman
Christopher A. Wilson

With a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Facsimile:	(212) 446-6460
Attention:	Michael Movsovich, Esq.

                    22. Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                    23. Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

                    24. Jurisdiction; Venue. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 21.

                    25. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                    26. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                    27. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

                    28. Further Assurances. Each party to this Agreement will execute and deliver such further instruments and take such additional actions, as any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

* * * * *

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MSG WC HOLDINGS CORP.

By:

Name: Christopher A. Wilson
Title: Assistant Secretary

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

WELSH, CARSON, ANDERSON & STOWE
X, L.P.
By: WCAS X Associates LLC, its General
Partner

By:

Managing Member

WCAS CAPITAL PARTNERS IV, L.P.
By: WCAS CP IV Associates LLC, its General
Partner

By:

Managing Member

WCAS MANAGEMENT CORPORATION

By:

Name: Sanjay Swani
Title: Vice President

DE NICOLA HOLDINGS, LP

By:

Name: Anthony de Nicola
Title: General Partner

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LB I GROUP INC.

By:

Name: Ashvin Rao
Title: VP

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CALIFORNIA STATE TEACHERS’
RETIREMENT SYSTEM

By:

Name:	Elleen Y. Okada
Title:	Director of Global Equities and Operations

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

FOXKIRK, LLC

By:	NML Securities Holdings, LLC, its Sole Member

By:	The Northwestern Mutual Life Insurance Company, its Sole Member

By:

Name: Howard Stern
Title: Its Authorized Representative

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GRANDVIEW HOLDINGS, LP, a Delaware limited partnership

By:

Name: James S. Robertson
Its: General Partner

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RONALD F. VALENTA

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GILBERT GOMEZ

(Signature Page to Stockholders Agreement)

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DOUGLAS A WAUGAMAN

(Signature Page to Stockholders Agreement)

SCHEDULE A

Names and Addresses		No. of Stockholder Shares

WCAS Investors:

Welsh, Carson, Anderson & Stowe X, L.P.		110,256.74
c/o Welsh, Carson, Anderson & Stowe
250 Park Avenue
Suite 2500
New York, NY 10022
Facsimile:	(212) 893-9575
Attention:	Sanjay Swani
Jonathan M. Rather

with a copy (which shall not constitute notice to WCAS X) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, NY 10022-4675
Attention:	Michael Movsovich, Esq.
Facsimile:	(212) 446-6460

WCAS Capital Partners IV, L.P.		5,325.00
c/o Welsh, Carson, Anderson & Stowe
250 Park Avenue
Suite 2500
New York, NY 10022
Facsimile:	(212) 893-9575
Attention:	Sanjay Swani
Jonathan M. Rather

with a copy (which shall not constitute notice to CP IV) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, NY 10022-4675
Attention:	Michael Movsovich, Esq.
Facsimile:	(212) 446-6460

WCAS Management Corporation		95.57
c/o Welsh, Carson, Anderson & Stowe
250 Park Avenue
Suite 2500
New York, NY 10022
Facsimile:	(212) 893-9575
Attention:	Sanjay Swani
Jonathan M. Rather

with a copy (which shall not constitute notice to WCAS Management Corporation) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, NY 10022-4675.
Attention:	Michael Movsovich, Esq.
Facsimile:	(212) 446-6460

de Nicola Holdings, L.P.		15.93
c/o Welsh, Carson, Anderson & Stowe
250 Park Avenue
Suite 2500
New York, NY 10022
Facsimile:	(212) 893-9575
Attention:	Anthony de Nicola

with a copy (which shall not constitute notice to de Nicola Holdings, L.P.) to:

Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, NY 10022-4675
Attention:	Michael Movsovich, Esq.
Facsimile:	(212) 446-6460

Co-Investors:

California State Teachers’ Retirement System		11,946.57
7667 Folsom Blvd., MS-4
Sacramento, CA 95826-2614
Facsimile:
Attention:	Richard Rose

with a copy (which shall not constitute notice to California State Teachers’ Retirement System) to:

Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center
17th Floor
San Francisco, CA 94111-4106
Facsimile:	(415) 434-3947
Attention:	William Manierre, Esq.

LBI Group Inc.		7,964.38
c/o Lehman Brothers
399 Park Avenue
New York, NY 10022
Facsimile:
Attention:	Michael S. Kramer
Ashvin Rao

FOXKIRK, LLC		4,260.00
c/o The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Facsimile:	(414) 665-5714
Attention:	Lisa Cadotte

Ronald Valenta		4,000.00
c/o Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Facsimile:	(818) 253-3154

Grandview Holdings, LP		1,973.00
c/o Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Facsimile:	(818) 253-3154

Management Stockholders:

Douglas Waugaman		998.00
c/o Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Facsimile:	(818) 253-3154

Gilbert Gomez		41.00
c/o Mobile Storage Group, Inc.
7590 North Glenoaks Boulevard
Burbank, CA 91504
Facsimile:	(818) 253-3154

TOTAL		146,876.19

EXHIBIT A

Corporate Matters Requiring Approval of
the Executive Committee of the Board of Directors

1.

Adoption of any material amendment, modification or supplement of any of the certificate of incorporation, by-laws or other governance documents of the Company or any of its Subsidiaries or this list of Corporate Matters Requiring Approval of the Executive Committee of the Board of Directors.

2.	Adoption of, or any modification to, any annual operating plan (and each such operating budget shall present information on a monthly basis and shall include planned capital expenditures).

3.

Incurrence, assumption or any commitment for any indebtedness (other than under the Company’s existing facilities as of the date hereof) in excess of $1,000,000 aggregate principal amount outstanding at any time, refinancing or renewal of any indebtedness in excess of $1,000,000 aggregate principal amount or discharge, repayment (other than pursuant to regularly scheduled payments thereof) or cancellation of any indebtedness.

4.

Significant corporate actions including any merger, consolidation, other business combination, reorganization, recapitalization, sale or purchase of ownership interests, spin-off, liquidation, joint ventures, or making loans to or other investments in another entity.

5.

Any sale, lease or other disposition of assets having a fair market value (as determined in good faith by the Executive Committee of the Board) in excess of $500,000, in one transaction or a series of related transactions.

6.	Transactions between the Company and any Affiliate of the Company or any corporate officer at the Vice President or higher level.

7.	Issuance, redemption, repurchase or other disposition of any form of equity securities (except as contemplated by any of the Transaction Documents).

8.	Issuance, redemption, repurchase or otherwise disposition of any form of debt securities (except as contemplated by any of the Transaction Documents).

9.	Filing of any forms of registration statement with the SEC or any other significant financial disclosure document.

10.	Adoption of cash investment policies and other major treasury policies or any material changes to such policies.

11.

Making of any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied, and “tuck-in” acquisitions), not contemplated by the current annual operating plan, that exceed $1,000,000 in the aggregate on a consolidated basis during the period covered by such operating plan.

12.

Enter into any agreement, arrangement or other commitments (i) obligating the Company and its Subsidiaries to expend amounts (not already incorporated into the current annual operating plan) in excess of $500,000 in the aggregate on a consolidated basis during any twelve month period, (ii) involving unusual or unique business practices, or (iii) otherwise involving significant corporate undertakings.

13.	Entering into any real estate lease with greater than $50,000 of annual rental/lease expense or a term of greater than 3 years.

14.

Payment or declaration of dividends or distributions on, or reduction in, the capital stock of the Company or any of its Subsidiaries or establishing or modifying policies with respect to the foregoing (other than dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock and dividends paid by any Subsidiary to the Company or any Wholly-Owned Subsidiary).

15.	Retention or removal on behalf of the Company or any of its Subsidiaries of any investment banker, financial advisor or person serving in a similar capacity.

16.	Appointment/hiring or termination of, or determination of annual compensation related to, any corporate officer at the Senior Vice President or higher level.

17.	Entering into any employment agreements providing for payments in any year of $100,000 or more.

18.	Adoption or amendment of any stock option or other equity incentive plans and approval of issuances of awards under any such plan (including any existing plan).

19.	Selection of members of any Board committees.

20.	Adoption or amendment of any investment policies for any defined contribution plans.

21.	Adoption or amendment of any investment choices or contribution amounts for any defined benefit plans.

22.	Adoption or amendment of any audit program and policy, including selection of auditors.

23.	Material changes to accounting policies.

24.

Approval or engagement in any transaction that would materially affect the regulatory or tax status of the Company or any of its Subsidiaries, except for changes required by applicable legal requirements.

25.

Initiation or settlement of any litigation, arbitration or other legal proceeding, , which involve or may involve the Company or any of its Subsidiaries and could lead to an exposure in excess of $250,000.

26.	Entering into the ownership, active management or operation of any material line of business other than as conducted by the Company and its Subsidiaries on the date hereof.

27.	Any amendment or modification to, or waiver under, any of the Transaction Documents

28.	Enter into or becoming subject to any agreement or instrument which by its terms would commit or bind the Company or any Subsidiary to take any action referred to above.

29.	Any other matters judged by the Chief Executive Officer or Executive Committee to be appropriate for Executive Committee approval or information.

EXHIBIT B

FORM OF JOINDER TO
STOCKHOLDERS AGREEMENT

          THIS JOINDER (the “Joinder”), to the Stockholders Agreement dated as of August 1, 2006 among MSG WC Holdings Corp., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into as of ______________ by and between the Company and __________ (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

          WHEREAS, Holder has acquired certain shares of capital stock of the Company (“Holder Stock”), and the Agreement and the Company requires Holder, as a holder of such capital stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

          1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [WCAS Investor] [Management Stockholder] [Co-Investor] for all purposes thereof. In addition, Holder hereby agrees that all Holder Stock shall be deemed Stockholder Shares for all purposes of the Agreement.

          2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 21 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

          5. Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

          7. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

          8. Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 21 such service to become effective 10 days after such mailing.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

MSG WC HOLDING CORP.

By:

Name:
Title:

[HOLDER]

By: